DREYFUS LIQUID ASSETS, INC.
1 INVESTMENT OBJECTIVE
          Dreyfus Liquid Assets is a money market fund whose goal is to provide you with as high a level of current income as is consistent with the preservation of capital. The Fund seeks to maintain a net asset value of $1.00 per share.
2 INVESTMENT STRATEGY
          This Fund invests in short-term money market instruments, consisting exclusively of securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities, certificates of deposit, time deposits, bankers' acceptances and other short-term obligations issued by domestic banks and London branches of domestic banks, repurchase agreements, high grade commercial paper and other short-term corporate obligations. The Fund will invest at least 25% of its assets in bank obligations.
          The Fund will maintain a dollar-weighted average portfolio maturity of 90 days or less and will purchase only securities having remaining maturities of 13 months or less.
3 INVESTMENT RISKS
          n An investment in the Fund is neither insured nor guaranteed by the FDIC or the U.S. Govern-ment. There can be no assurance that the Fund will be able to maintain a stable net asset value of $1.00 per share.
          n  The Fund's yield will fluctuate based on market conditions.
          n To the extent the Fund's investments are concentrated in the banking industry, the Fund will have correspondingly greater exposure to the risk factors which are characteristic of such investments.
4 APPROPRIATE FOR INVESTORS WHO:
          n  Are averse to principal fluctuations.
          n Seek high current income through a portfolio of money market instruments.

5 FEES AND EXPENSES
Shareholder Transaction Expenses are paid by investors when purchasing and/or redeeming Fund shares. The Fund has no shareholder transaction expenses.
Annual Fund Operating Expenses are fees paid by the Fund, and are reflected in the Fund's share price. The following expenses are expressed as a percentage of average daily net assets:
          Management Fees                            .47%
          Other Expenses                             .32%
          Total Fund Operating Expenses              .79%
Example:
          You would pay the following expenses on a $1,000 investment, assuming (1) 5% annual return and (2) redemption at the end of each time period:
         1 Year      3 Years        5 Years      10 Years
           $8          $25            $44           $98
The purpose of this section is to assist you in understanding the costs and expenses borne by the Fund, the payment of which will reduce investors' annual return. The example is an illustration only; actual expenses and returns will vary.
6 PAST PERFORMANCE
Calendar Year Total Return
  [Exhibit A]
Average Annual Total Return
for period ended 9/30/96
                           1 Year           5 Years              10 Years
Dreyfus
Liquid Assets                4.91%           4.00%                5.61%
Lipper  Money Market
Instrument Funds1            4.80%           3.96%                5.52%
1 Source: Lipper Analytical Services, Inc.
7-day yield for period ended 12/31/96:               4.83%2
For current yield information call:
1-800-782-6620
Past performance is no guarantee of future results.
7 Investment Adviser
          The Dreyfus Corporation is the Fund's investment adviser.
8 Purchases
          The minimum initial investment is $2,500. The initial investment must be accompanied by the Fund's Account Application. Subsequent investments must be at least $100. You may purchase Fund shares by check or wire, or through the Dreyfus
TeleTransfer privilege.
9 Redemptions
          You can sell Fund shares by written request, telephone, Dreyfus TeleTransfer ($500 minimum, $150,000 maximum), wire redemption ($1,000 minimum, $250,000 maximum) or by writing a redemption check ($500 minimum).
          When a redemption request is received in proper form, the Fund will redeem the shares at the next determined net asset value.
10 Distributions
          Dividends are declared and paid daily; capital gains, if any, are declared and paid annually. Dividends and capital gains can be mailed to you, sent directly to your bank, swept into another Dreyfus account or reinvested back into your Fund to purchase additional shares at net asset value.
          Distributions of net investment income is not subject to Federal income tax. Distributions of any net realized short-term capital gains will be taxable as ordinary income. Distributions from net realized long-term capital gains will be taxable as long-term capital gains, regardless of how long investors have held their shares.
2 During this period, certain fees were being waived by The Dreyfus Corporation. This waiver may be terminated or modified. Had these expenses not been absorbed, the Fund's 7-day yield would have been 4.80%.

11 OTHER SERVICES
          n Telephone Exchange Privilege
          n Dreyfus-AUTOMATIC Asset BuilderRegistration Mark n Dreyfus Dividend Options n Dreyfus Payroll Savings Plan n Dreyfus Step Program



DREYFUS
LIQUID
ASSETS, INC.
A money market
mutual fund
Fund Profile
This Profile contains key information about the Fund. If you would like more information before you invest, please consult the Fund's Prospectus. For details about the Fund's holdings or recent investment strategies, please review the Fund's most recent annual or semi-annual report. The Prospectus and reports may be obtained at no cost by calling:
1-800-782-6620




Copy Rights 1997, Dreyfus Service Corporation, Broker-Dealer
    Premier Mutual Fund Services, Distributor
039retpro7-971
Registration Mark
January 1, 1997